Exhibit 99.1

Source: Aris Water Solutions, Inc.

May 8, 2023

Aris Water Solutions, Inc. Reports First Quarter 2023 Results

HOUSTON, Texas, May 8, 2023 – Aris Water Solutions, Inc. (NYSE: ARIS) (“Aris”, “Aris Water” or the “Company”) today announced financial and operating results for the first quarter ended March 31, 2023.

●	Total water volumes of approximately 1.4 million barrels per day for the first quarter of 2023, up 18% versus the first quarter of 2022 and up 5% sequentially versus the fourth quarter of 2022.
●	Produced Water volumes of approximately 971 thousand barrels per day for the first quarter of 2023, up 21% versus the first quarter of 2022 and up 3% sequentially versus the fourth quarter of 2022.
●	Water Solutions volumes of approximately 405 thousand barrels per day in the first quarter of 2023, up 11% versus the first quarter of 2022 and up 11% sequentially versus the fourth quarter of 2022.
●	Net income of $7.7 million for the first quarter of 2023, up from a net loss of $6.6 million in the first quarter of 2022 and up 42% sequentially versus the fourth quarter of 2022. Adjusted Net Income[1] of $9.8 million for the first quarter of 2023, down 2% versus the first quarter of 2022 and up 9% sequentially versus the fourth quarter of 2022.
●	Adjusted EBITDA[1] of $38.1 million for the first quarter of 2023, up 6% versus the first quarter of 2022 and up 6% sequentially versus the fourth quarter of 2022.
●	Aris reaffirms its full year 2023 outlook for Adjusted EBITDA of $150 million - $170 million and capital expenditures of $140 million - $155 million.

“The year is off to a strong start. We continued to grow both produced water and water solutions volumes while also making substantive progress across a number of our operational and financial initiatives. Our focus on improving skim oil recovery rates, as well as our initiative to reduce working capital, have already had an immediate impact on the bottom line. Other ongoing cost savings initiatives, including electrification of field infrastructure, remain on track,

1 Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures. See the supplementary schedules in this press release for a discussion of how we define and calculate Adjusted EBITDA and Adjusted Net Income and a reconciliation thereof to net income, the most directly comparable GAAP measure.

and, as previously indicated, are expected to deliver incremental margin improvement in the second half of the year. The first quarter also benefited from lower SG&A expense, as a portion of budgeted expense was deferred until later in the year. While we still have much more progress to make, we are encouraged by these early proof points and we remain confident that we will deliver on our 2023 operating and financial plan.” stated Amanda Brock, Chief Executive Officer of Aris.

“We continue to make progress on our beneficial reuse pilot project, working alongside Chevron, ConocoPhillips and ExxonMobil to evaluate and develop proprietary processes for cost effective beneficial reuse, as well as other water sustainability initiatives in the Permian Basin. Contemporaneously with this pilot project, Aris is identifying viable commercial applications for the use of treated produced water. We look forward to sharing further progress with our investors in the coming quarters.”

OPERATIONS UPDATE

For the first quarter of 2023, the Company handled approximately 1.4 million barrels of water per day of total volumes, up approximately 18% from 1.2 million barrels of water per day for the first quarter of 2022 and up approximately 5% sequentially from 1.3 million barrels of water per day for the fourth quarter of 2022.

Skim oil recoveries were 1,348 barrels per day, or approximately 0.14% of produced water volumes, up 62% versus the first quarter of 2022 and up 74% from the fourth quarter of 2022 as operational changes allowed for the recovery of additional skim oil volumes which were not recovered in the fourth quarter of 2022.

Recycled Produced Water volumes were approximately 258 thousand barrels of water per day for the first quarter of 2023, down approximately 5% from 273 thousand barrels of water per day for the first quarter of 2022, and down approximately 9% sequentially versus the fourth quarter of 2022.

Groundwater volumes were approximately 147 thousand barrels of water per day for the first quarter of 2023, up approximately 123% from 66 thousand barrels of water per day for the first quarter of 2022, and up approximately 79% sequentially versus the fourth quarter of 2022.

FINANCIAL UPDATE

Net income was $7.7 million for the first quarter of 2023 versus a net loss of $6.6 million in the first quarter of 2022 and net income of $5.4 million in the fourth quarter of 2022. Adjusted Net Income1 was $9.8 million for the first quarter of 2023 versus $10.0 million for the first quarter of 2022 and $9.0 million in the fourth quarter of 2022.

Adjusted EBITDA1 was $38.1 million for the first quarter of 2023 versus $35.9 million in the first quarter of 2022, up approximately 6%, and $36.1 million in the fourth quarter of 2022, up approximately 6%.

The Company had gross margin per barrel of $0.24 per barrel for the first quarter of 2023 versus $0.26 per barrel in the first quarter of 2022 and $0.22 per barrel for the fourth quarter of

2022. The Company had Adjusted Operating Margin per barrel2 of $0.39 per barrel for the first quarter of 2023, versus $0.42 per barrel in the first quarter of 2022 and $0.37 per barrel for the fourth quarter of 2022.

Adjusted Operating Margins continue to be negatively impacted by inflationary cost pressures, inefficiencies in water sourcing related to the rapid expansion of our reuse operations, supply chain delays for permanent equipment, and delays in connecting to line power requiring increased diesel fuel and rental equipment.

First quarter 2023 capital expenditures totaled approximately $48 million versus $26 million in the first quarter of 2022.

STRONG BALANCE SHEET AND LIQUIDITY

As of March 31, 2023, the Company had approximately $25.5 million in cash and an available revolving credit facility of approximately $159.0 million for a total available liquidity of approximately $184.5 million. As of March 31, 2023, the Company’s leverage ratio was 2.7X, which was below the midpoint of our target leverage range of 2.5X-3.5X.3 Accounts Receivable balance of approximately $101 million was down approximately $27 million from year end 2022 while revenue grew 11% quarter-over-quarter.

SECOND QUARTER 2023 DIVIDEND

On May 8, 2023, Aris’s Board of Directors declared a dividend on its Class A common stock for the second quarter of 2023 of $0.09 per share. In conjunction with the dividend payment, a distribution of $0.09 per unit will be paid to unit holders of Solaris Midstream Holdings, LLC. The dividend will be paid on June 29, 2023, to holders of record of the Company’s Class A common stock as of the close of business on June 16, 2023. The distribution to unit holders of Solaris Midstream Holdings, LLC will be subject to the same payment and record dates.

SECOND QUARTER 2023 FINANCIAL OUTLOOK

“In the second quarter, we expect produced water volumes to continue to grow sequentially versus the first quarter. We also expect changes in customer mix and CPI-linked contract escalators to drive higher produced water revenue as compared to the first quarter,” said Amanda Brock. “Water Solutions volumes are expected to be down slightly as some contracted volumes scheduled for the second quarter pulled forward into the first quarter. We are forecasting skim oil recovery levels to normalize at approximately 0.1% of produced water inlet volumes, higher than a year ago but below the first quarter results, which we believe included volumes not collected in the fourth quarter of 2022. We also anticipate increased well maintenance costs in the second quarter relative to the first quarter. We remain very focused on enhancing profitability through continued execution of our ongoing optimization efforts, and expect to see the impact of these efforts in the second half of the year.”

●	For the second quarter of 2023, the Company expects:
o	Produced Water Handling Volumes of between 995 and 1,005 thousand barrels of water per day

2 Adjusted Operating Margin per Barrel is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate Adjusted Operating Margin per Barrel and a reconciliation thereof to gross margin, the most directly comparable GAAP measure.

3 Defined as net debt as of 3/31/2023 divided by annualized 1Q 2023 Adjusted EBITDA. Net debt is calculated as total debt less cash and cash equivalents.

o	Water Solutions Volumes of between 365 and 375 thousand barrels of water per day
o	Adjusted Operating Margins between $0.36 and $0.38 per barrel of Total Volumes[4]
o	Skim oil recoveries of 0.10% of inlet produced water handling volumes at an average realized price of $68 per barrel, net of taxes and marketing costs
o	Adjusted EBITDA between $35.0 and $37.0 million[4]
o	Capital Expenditures between $55.0 and $65.0 million[5]

CONFERENCE CALL

Aris will host a conference call to discuss its first quarter 2023 results on Tuesday, May 9, 2023, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time).

Participants should call (877) 407-5792 and refer to Aris Water Solutions, Inc. when dialing in. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, www.ariswater.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately fourteen days. The replay can be accessed by dialing (877) 660-6853 within the United States or (201) 612-7415 outside of the United States. The access code is 13737258.

About Aris Water Solutions, Inc.

Aris Water Solutions, Inc. is a leading, growth-oriented environmental infrastructure and solutions company that directly helps its customers reduce their water and carbon footprints. Aris Water delivers full-cycle water handling and recycling solutions that increase the sustainability of energy company operations. Its integrated pipelines and related infrastructure create long-term value by delivering high-capacity, comprehensive produced water management, recycling and supply solutions to operators in the core areas of the Permian Basin.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, those regarding the Company’s business strategy, its industry, its future profitability and our projected guidance for 2023, the various risks and uncertainties associated with the extraordinary inflationary environment and impacts resulting from the volatility in global oil markets, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts and the Company’s future business and financial performance and our ability to identify strategic acquisitions and realize benefits therefrom. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “guidance,” “preliminary,” “project,” “estimate,” “outlook,”

4 Adjusted EBITDA and Adjusted Operating Margins are non-GAAP financial measures. See the supplementary schedules in this press release for a discussion of how we define and calculate Adjusted EBITDA and Adjusted Operating Margins per Barrel.

5 Calculated on capital costs incurred during the period, excluding the impact of working capital.

“budget,” “expect,” “continue,” “will,” “intend,” “plan,” “targets,” “believe,” “forecast,” “future,” “potential,” “may,” “possible,” “should,” “could” and variations of such words or similar expressions. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements, including our projected guidance for 2023. Factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the risk factors discussed or referenced in its filings made from time to time with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Table 1

Aris Water Solutions, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except for share and	Three Months Ended
per share amounts)	March 31,
	2023	2022
Revenue
Produced Water Handling	$46,100	$35,100
Produced Water Handling—Affiliate	23,140	21,081
Water Solutions	13,882	11,644
Water Solutions—Affiliate	7,984	3,144
Other Revenue	465	—
Total Revenue	91,571	70,969
Cost of Revenue
Direct Operating Costs	43,845	26,671
Depreciation, Amortization and Accretion	18,606	16,579
Total Cost of Revenue	62,451	43,250
Operating Costs and Expenses
General and Administrative	11,799	10,711
Impairment of Long-Lived Assets	—	15,597
Research and Development Expense	408	19
Other Operating Expense	217	1,064
Total Operating Expenses	12,424	27,391
Operating Income	16,696	328
Other Expense
Interest Expense, Net	7,661	7,785
Income (Loss) Before Income Taxes	9,035	(7,457)
Income Tax Expense (Benefit)	1,327	(840)
Net Income (Loss)	7,708	(6,617)
Net Income (Loss) Attributable to Noncontrolling Interest	4,330	(4,395)
Net Income (Loss) Attributable to Aris Water Solutions, Inc.	$3,378	$(2,222)

Net Income (Loss) Per Share of Class A Common Stock
Basic	$0.11	$(0.11)
Diluted	$0.11	$(0.11)
Weighted Average Shares of Class A Common Stock Outstanding
Basic	29,935,145	21,852,966
Diluted	29,935,145	21,852,966

Table 2

Aris Water Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except for share and per share amounts)	March 31,	December 31,
	2023	2022
Assets
Cash	$25,508	$1,122
Accounts Receivable, Net	73,732	81,683
Accounts Receivable from Affiliate	27,239	46,029
Other Receivables	4,771	4,354
Prepaids and Deposits	4,543	5,805
Total Current Assets	135,793	138,993
Fixed Assets
Property, Plant and Equipment	955,848	907,784
Accumulated Depreciation	(97,479)	(88,681)
Total Property, Plant and Equipment, Net	858,369	819,103
Intangible Assets, Net	260,394	269,845
Goodwill	34,585	34,585
Deferred Income Tax Assets, Net	29,206	30,424
Right-of-Use Assets	8,754	9,135
Other Assets	1,139	1,281
Total Assets	$1,328,240	$1,303,366
Liabilities and Stockholders' Equity
Accounts Payable	$27,733	$22,982
Payables to Affiliate	2,611	3,021
Accrued and Other Current Liabilities	75,185	65,411
Total Current Liabilities	105,529	91,414
Long-Term Debt, Net of Debt Issuance Costs	435,389	428,921
Asset Retirement Obligation	17,962	17,543
Tax Receivable Agreement Liability	98,090	97,980
Other Long-Term Liabilities	10,048	10,421
Total Liabilities	667,018	646,279
Commitments and Contingencies
Stockholders' Equity
Preferred Stock $0.01 par value, 50,000,000 authorized. None issued or outstanding as of March 31, 2023 and December 31, 2022	—	—
Class A Common Stock $0.01 par value, 600,000,000 authorized, 30,312,649 issued and 30,073,594 outstanding as of March 31, 2023; 30,115,979 issued and 29,919,217 outstanding as of December 31, 2022	302	300
Class B Common Stock $0.01 par value, 180,000,000 authorized, 27,554,566 issued and outstanding as of March 31, 2023; 27,575,519 issued and outstanding as of December 31, 2022	276	276
Treasury Stock (at Cost), 239,055 shares as of March 31, 2023; 196,762 shares as of December 31, 2022	(3,490)	(2,891)
Additional Paid-in-Capital	322,167	319,545
Accumulated Deficit	(7,170)	(7,722)
Total Stockholders' Equity Attributable to Aris Water Solutions, Inc.	312,085	309,508
Noncontrolling Interest	349,137	347,579
Total Stockholders' Equity	661,222	657,087
Total Liabilities and Stockholders' Equity	$1,328,240	$1,303,366

Table 3

Aris Water Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
(in thousands)	March 31,
	2023	2022
Cash Flow from Operating Activities
Net Income (Loss)	$7,708	$(6,617)
Adjustments to reconcile Net Income (Loss) to Net Cash provided by Operating Activities:
Deferred Income Tax Expense (Benefit)	1,300	(840)
Depreciation, Amortization and Accretion	18,606	16,579
Stock-Based Compensation	2,468	2,337
Impairment of Long-Lived Assets	-	15,597
(Gain) Loss on Disposal of Asset, Net	(13)	554
Amortization of Debt Issuance Costs, Net	508	565
Other	180	205
Changes in Operating Assets and Liabilities:
Accounts Receivable	7,951	(7,996)
Accounts Receivable from Affiliate	18,790	608
Other Receivables	(332)	795
Prepaids and Deposits	1,262	852
Accounts Payable	1,298	1,026
Payables to Affiliate	(410)	241
Accrued Liabilities and Other	357	2,484
Net Cash Provided by Operating Activities	59,673	26,390

Cash Flow from Investing Activities
Property, Plant and Equipment Expenditures	(35,315)	(9,810)
Net Cash Used in Investing Activities	(35,315)	(9,810)

Cash Flow from Financing Activities
Dividends and Distributions Paid	(5,373)	(8,856)
Repurchase of Shares	(599)	-
Repayment of Credit Facility	(9,000)	-
Proceeds from Credit Facility	15,000	-
Net Cash Provided by (Used in) Financing Activities	28	(8,856)

Net Increase in Cash	24,386	7,724
Cash, Beginning of Period	1,122	60,055
Cash, End of Period	$25,508	$67,779

Use of Non-GAAP Financial Information

The Company uses financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Operating Margin, Adjusted Operating Margin per Barrel, and Adjusted Net Income. Although these Non-GAAP financial measures are important factors in assessing the Company’s operating results and cash flows, they should not be considered in isolation or as a substitute for net income or gross margin or any other measures prepared under GAAP.

The Company calculates Adjusted EBITDA as net income (loss) plus: interest expense; income taxes; depreciation, amortization and accretion expense; abandoned well costs, asset impairment and abandoned project charges; losses on the sale of assets; transaction costs; research and development expense; loss on debt modification; stock-based compensation expense; and other non-recurring or unusual expenses or charges (such as temporary power costs and severance costs), less any gains on sale of assets. For the fourth quarter of 2022, we began including research and development expense in our calculation of Adjusted EBITDA due to our new beneficial reuse pilot projects, which are discreet, non-revenue initiatives.

The Company calculates Adjusted Operating Margin as Gross Margin plus depreciation, amortization and accretion and temporary power costs. The Company defines Adjusted Operating Margin per Barrel as Adjusted Operating Margin divided by total volumes.

The Company calculates Adjusted Net Income as Net Income (Loss) Attributable to Stockholders’ Equity plus the after-tax impacts of stock-based compensation and plus or minus the after-tax impacts of certain items affecting comparability, which are typically noncash and/or nonrecurring items. The Company calculated Diluted Adjusted Net Income Per Share as (i) Adjusted Net Income (Loss) Attributable to Stockholder’s Equity plus the after-tax impacts of stock-based compensation and plus or minus the after-tax impacts of certain items affecting comparability, which are typically noncash and/or nonrecurring items, divided by (ii) the diluted weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC interests, adjusted for the dilutive effect of outstanding equity-based awards.

For the quarter ended March 31, 2023, the Company calculates its leverage ratio as net debt as of March 31, 2023, divided by annualized 1Q 2023 Adjusted EBITDA. Net debt is calculated as the principal amount of total debt outstanding as of March 31, 2023, less cash and cash equivalents as of March 31, 2023.

The Company believes these presentations are used by investors and professional research analysts for the valuation, comparison, rating, and investment recommendations of companies within its industry. Similarly, the Company’s management uses this information for comparative purposes as well. Adjusted EBITDA, Adjusted Operating Margin, Adjusted Operating Margin per Barrel, and Adjusted Net Income are not measures of financial performance under GAAP and should not be considered as measures of liquidity or as alternatives to net income (loss) or gross margin. Additionally, these presentations as defined by the Company may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as gross margin, operating income, net income or cash flows from operating activities.

Although we provide forecasts for the non-GAAP measures Adjusted EBITDA and Adjusted Operating Margin per Barrel, we are not able to forecast their most directly comparable measures (net income and gross margin) calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of forward-looking non-GAAP metrics are not predictable, making it impractical for us to forecast. Such elements include but are not limited to non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs and cost of revenue, which could have a significant impact on the GAAP measures. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results. As a result, no reconciliation of forecasted non-GAAP measures is provided.

Table 4

Aris Water Solutions, Inc.

Operating Metrics

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
(thousands of barrels of water per day)
Produced Water Handling Volumes	971	803
Water Solutions Volumes
Recycled Produced Water Volumes Sold	258	273
Groundwater Volumes Sold	147	66
Groundwater Volumes Transferred (1)	—	25
Total Water Solutions Volumes	405	364
Total Volumes	1,376	1,167

Per Barrel Operating Metrics (2)
Produced Water Handling Revenue/Barrel	$0.79	$0.78
Water Solutions Revenue/Barrel	$0.60	$0.45
Revenue/Barrel of Total Volumes	$0.74	$0.68
Direct Operating Costs/Barrel	$0.35	$0.25
Gross Margin/Barrel	$0.24	$0.26
Adjusted Operating Margin/Barrel	$0.39	$0.42
(1) The groundwater transfer assets were sold in Q1 2022.
(2) Per barrel operating metrics are calculated independently. Therefore, the sum of individual amounts may not equal the total presented.

Table 5

Aris Water Solutions, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended
(in thousands)	March 31,
	2023	2022
Net Income (Loss)	$7,708	$(6,617)
Interest Expense, Net	7,661	7,785
Income Tax Expense (Benefit)	1,327	(840)
Depreciation, Amortization and Accretion	18,606	16,579
Impairment of Long-Lived Assets	—	15,597
Stock-Based Compensation	2,468	2,337
(Gain) Loss on Disposal of Asset, Net	(13)	554
Transaction Costs	45	508
Research and Development Expense	408	19
Other	(104)	2
Adjusted EBITDA	$38,106	$35,924

Table 6

Aris Water Solutions, Inc.

Reconciliation of Gross Margin to Adjusted Operating Margin and
Adjusted Operating Margin per Barrel

(Unaudited)

	Three Months Ended
(in thousands)	March 31,
	2023	2022
Total Revenue	$91,571	$70,969
Cost of Revenue	(62,451)	(43,250)
Gross Margin	29,120	27,719
Depreciation, Amortization and Accretion	18,606	16,579
Adjusted Operating Margin	$47,726	$44,298
Total Volumes (Thousands of BBLs)	123,815	105,006
Adjusted Operating Margin/BBL	$0.39	$0.42

Table 7

Aris Water Solutions, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income

(Unaudited)

	Three Months Ended
(in thousands)	March 31,
	2023	2022
Net Income (Loss)	$7,708	$(6,617)
Adjusted items:
Impairment of Long-Lived Assets	—	15,597
(Gain) Loss on Disposal of Asset, Net	(13)	554
Stock-Based Compensation	2,468	2,337
Tax Effect of Adjusting Items (1)	(326)	(1,843)
Adjusted Net Income	$9,837	$10,028

(1) Estimated tax effect of adjusted items allocated to Aris based on statutory rates

Table 8

Aris Water Solutions, Inc.

Reconciliation of Diluted Net Income (Loss) Per Share to Non-GAAP Diluted Adjusted Net Income Per Share

(Unaudited)

Three Months Ended
March 31,
2023
Diluted Net Income (Loss) Per Share of Class A Common Stock	$0.11
Adjusted items:
Reallocation of Net Income (Loss) Attributable to Noncontrolling Interests From the Assumed Exchange of LLC Interests	0.03
(Gain) Loss on Disposal of Asset, Net	-
Stock-Based Compensation	0.04
Tax Effect of Adjusting Items (1)	(0.01)
Diluted Adjusted Net Income Per Share	$0.17

(1) Estimated tax effect of adjusted items allocated to Aris based on statutory rates

Diluted Weighted Average Shares of Class A Common Stock Outstanding	29,935,145
Adjusted Items:
Assumed Redemption of LLC Interests	27,568,302
Dilutive Performance-Based Stock Units (2)	-
Diluted Adjusted Fully Weighted Average Shares of Class A Common Stock Outstanding	57,503,447

(2) Dilutive impact of Performance-Based Stock Units already included for the three-months ended March 31, 2023

Table 9

Aris Water Solutions, Inc.

Computation of Leverage Ratio

(Unaudited)

As of
March 31,
(in thousands)	2023

Principal Amount of Debt at March 31, 2023	$441,000
Less: Cash at March 31, 2023	(25,508)
Net Debt	$415,492

Adjusted EBITDA for the Three Months Ended March 31, 2023	$38,106
x 4 Quarters	x 4
Annualized Adjusted EBITDA	$152,424

Net Debt	$415,492
÷ Annualized Adjusted EBITDA	$152,424
Leverage Ratio	2.73